Exhibit 10.45

SEPARATION AND MUTUAL RELEASE AGREEMENT

This SEPARATION AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is entered into as of February 20, 2023, by and between Roivant Sciences, Inc., a Delaware corporation (the “Company”) and Vivek Ramaswamy (the “Employee”). The Company and the Employee are collectively referred to herein as the “Parties” or individually referred to as a “Party”. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, Employee and the Company are party to that certain Amended and Restated Employment Agreement, dated May 14, 2021 (as amended, the “Employment Agreement”), pursuant to which Employee is currently employed by the Company as the Company’s Chairman;

WHEREAS, in connection with his employment with the Company, the Employee and the Company have entered into five letter agreements dated July 19, 2019, November 23, 2020, March 2, 2021 (of which there are two) and February 15, 2022 (such letter agreements, collectively, the “Letter Agreements” and, together with the Employment Agreement, the “Employment-Related Arrangements”);

WHEREAS, Employee currently serves as Chairman of the Board of Directors of Roivant Sciences Ltd., the Company’s parent (“RSL”);

WHEREAS, Employee and the Company have mutually agreed that it would be in the best interests of the Company to terminate Employee’s employment with the Company, effective as of February 20, 2023 (the “Separation Date”), subject to, and in accordance with, the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the termination of Employee’s employment on the Separation Date, Employee will immediately cease to serve as Chairman of the Board of Directors of RSL; and

WHEREAS, unless otherwise expressly provided herein, the Parties intend for this Agreement to supersede any and all prior agreements that Employee has with the Company Group (as defined below) in respect of Employee’s employment with the Company (including, without limitation, the Employment-Related Arrangements).

NOW, THEREFORE, in consideration of the premises hereof, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which each the Company and Employee acknowledge to be sufficient, legal, and binding consideration, the Parties hereby agree as follows:

1.          Separation. The Company and the Employee hereby mutually agree that, effective as of the Separation Date, (a) Employee’s employment with the Company will terminate; (b) Employee will cease to serve as Chairman of the Board of Directors of RSL; and (c) all of the Employment-Related Arrangements shall be terminated. From and after the Separation Date, Employee will have no further employment or service duties with any member of the Company Group, including in any position or capacity as an officer, director, committee member or other service provider of any member of the Company Group, and Employee agrees to execute any documents as are necessary or desirable to affect any such cessation of employment or service. Employee shall not represent himself after the Separation Date as being an employee, officer, director, agent, or representative of any member of the Company Group for any purpose. The Separation Date shall be the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise expressly provided in this Agreement. For purposes of this Agreement, (i) the “Company Group” means the Company, RSL and each of their respective Affiliates and (ii) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with any of the Company or RSL, where control may be by management authority, equity interest or otherwise; provided that, any shareholder or other equity holder of RSL shall not be deemed an Affiliate of RSL or the Company for purposes of this Agreement unless such holder owns more than 50% of the outstanding voting power of RSL.

2.         Separation Payments and Benefits. Following the Separation Date, Employee shall be entitled to receive the payments and benefits set forth in this Section 2, subject to the terms and conditions set forth in this Agreement.

(a) Following the Separation Date, Employee will be entitled to receive (i) payment of his base salary for the final payroll period of his employment, through the Separation Date, payable within 30 days following the Separation Date; and (ii) reimbursement for business expenses incurred by Employee but not yet paid to Employee as of the Separation Date (provided that Employee submit all expenses and supporting documentation required within 60 days of the Separation Date, and provided further that such expenses are reimbursable under the Company’s policies as then in effect, with any such eligible reimbursement payable within 30 days following the date such expenses are properly submitted in accordance with the terms hereof (collectively, the “Final Compensation”)).

(b) In addition to the Final Compensation, subject to the terms and conditions set forth in this Agreement (including Sections 3 and 4 of this Agreement), with respect to Employee’s equity incentive awards with respect to shares of RSL common stock (“RSL Equity Awards”) granted to Employee prior to March 31, 2021 under the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan (as amended or restated from time to time, the “RSL Equity Plan”) that are outstanding as of the Separation Date and listed on Exhibit A attached hereto (collectively, the “Eligible Equity Awards”), (i) with respect to any Eligible Equity Awards in the form of stock options, all service-based vesting conditions with respect to such stock options shall be deemed immediately waived as of the Separation Date and (ii) with respect to any Eligible Equity Awards in the form of capped value appreciation rights (“CVARs”), such CVARs shall be deemed to have satisfied the applicable service-based vesting condition as of the originally scheduled service vesting date applicable to such CVARs following the Separation Date; provided, however, that (A) such CVARs shall otherwise remain subject to any additional vesting conditions or other terms and conditions otherwise applicable to such Eligible Equity Awards, including, without limitation, the achievement of any applicable performance-based vesting conditions, the satisfaction of any “knock-in” condition or hurdle price and any caps, and (B) for the avoidance of doubt, the measurement of the satisfaction of any “knock-in” condition or hurdle price shall be measured as of, and shall be deemed to continue to refer to, the originally scheduled dates (including the originally scheduled “Measurement Date”, “Hurdle Measurement Date” or “Service Vesting Date”) applicable to such CVARs in effect as of the date hereof (the “Equity Acceleration Benefits”). Except as expressly provided in the preceding sentence with respect to the Equity Acceleration Benefits, at all times following the date hereof (including on and following the Separation Date), Employee’s Eligible Equity Awards shall remain subject to the terms and conditions of the RSL Equity Plan and the applicable award documentations thereunder.

(c) By executing this Agreement, Employee hereby irrevocably waives any and all rights and entitlements that Employee may have under the Employment-Related Arrangements, including Sections 2 and 5 of the Employment Agreement. Employee further hereby agrees and acknowledges that on and following the Separation Date, subject to the terms of this Agreement, Employee will only be entitled to receive the Final Compensation and the Equity Acceleration Benefits, and Employee will not be entitled to receive any other compensatory payments or benefits from the Company Group in respect of his employment with or service to the Company Group.

(d) All payments made by any member of the Company Group under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company or such Affiliate under applicable law.

(e) To the extent that Employee has not fully paid or otherwise reimbursed the Company for any amounts required to be paid or reimbursed to the Company under any of the Letter Agreements, Employee hereby agrees to promptly pay or otherwise reimburse the Company for such amounts as promptly as practicable, and in no event later than 30 days following the Separation Date.

3.          Continuing Obligations.

(a) Each of Sections 3(a), 3(b), 3(c), 3(d)(i)-(iv), 3(e), 3(f), 3(g) and 3(h) of the Employment Agreement (including all corresponding definitions used therein) is hereby incorporated by reference into this Agreement by reference and shall be deemed to be part of this Agreement and shall apply, mutatis mutandis, as if expressly set forth herein, and each of such provisions shall be deemed to survive the termination of Employee’s employment and service with the Company Group as of the Separation Date and the termination of the Employment Agreement and execution of this Agreement. Accordingly, from and after the Separation Date, Employee shall continue to be bound by, and hereby agrees to comply with, his obligations under each of Sections 3(a), 3(b), 3(c), 3(d)(i)-(iv), 3(e), 3(f), 3(g) and 3(h) of the Employment Agreement. For the avoidance of doubt, with respect to Employee’s obligations under Section 3(d)(i)-(iii) of the Employment Agreement, the “Restricted Period” shall refer to the period of Employee’s employment with the Company and the 18-month period immediately following the Separation Date.

(b) Employee agrees and acknowledges that, pursuant to Section 3(b) of the Employment Agreement, the Company has the right to, among other things, require that, as of the Separation Date, Employee surrender to the Company all Documents (as defined in the Employment Agreement) and to disclose to the Company, at its written request, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of the Company or any of its Affiliates (collectively, the “Information Production Rights”). By entering into this Agreement, (i) the Company agrees that it shall not exercise its Information Production Rights under Section 3(b) of the Employment Agreement before or as of the Separation Date and (ii) in consideration thereof, and notwithstanding anything to the contrary in the Employment Agreement, Employee agrees that the Company shall have the right to exercise the Information Production Rights at any time following the Separation Date and Employee shall comply with such exercise of the Information Production Rights at such time; provided that Employee agrees and acknowledges that, in accordance with Section 3(b) of the Employment Agreement, (A) the Documents (whether or not prepared by Employee) shall be the sole and exclusive property of the Company and its Affiliates and (B) the Employee shall continue to safeguard all Documents at all times from and after the Separation Date until surrendered to the Company.

(c) Employee also agrees to reasonably cooperate with the Company and any of the Released Parties in connection with any internal review or investigations, any regulatory or enforcement inquiries or investigation, and the defense or prosecution of any claims or actions now in existence or which may arise in the future in connection with, against or on behalf of the Company and any of the Released Parties.  Employee’s reasonable cooperation shall include, but not be limited to, Employee being available to meet with, be interviewed by or otherwise assist Company counsel in connection with an internal review or investigation, a regulatory or enforcement inquiry or investigation, to prepare for trial or discovery or a regulatory, enforcement or administrative proceeding or alternative dispute resolution process and to act as a witness when requested by the Company at reasonable times designated by the Company.  The Company will provide reasonable notice of the need for Employee’s services and will use reasonable efforts to accommodate Employee’s personal and professional schedule in scheduling Employee’s services.  Moreover, unless otherwise prohibited by law, Employee agrees to promptly notify the Legal Department of the Company if Employee is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation.  If Employee is not legally permitted to provide such notice, Employee agrees that he will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 3(c).  To the extent Employee incurs out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company, RSL or any Affiliate at its request, the Company will mail Employee a reimbursement check for those expenses within 30 days after it receives Employee’s request for payment, along with reasonably satisfactory written substantiation of the claimed expenses. Employee’s obligations under this Section 3(c) will end upon the expiration of the applicable statute of limitations period for the particular claim provided that a timely claim has not been asserted.  In the event that a timely claim is asserted, Employee’s obligations will continue until the claim is resolved.

(d) Employee understands and agrees that Employee will not receive the Equity Acceleration Benefits if Employee breaches or violates any of Employee’s obligations under Sections 3(a), (b), or (c) of this Agreement (including, for the avoidance of doubt, Sections 3(a), 3(b), 3(c), 3(d), 3(e), 3(f), 3(g) and 3(h) of Employment Agreement, which are deemed incorporated herein by reference) (collectively, the “Continuing Obligations”). Employee further understands and agrees that Employee will not be entitled to receive the Equity Acceleration Benefits (i) unless Employee executes and delivers this Agreement and does not revoke this Agreement during the Revocation Period (as defined below) or (ii) if Employee breaches this Agreement or any of Employee’s Continuing Obligations. If Employee breaches the Continuing Obligations, the Equity Acceleration Benefits shall immediately cease to apply and any portion of the Eligible Equity Awards then-outstanding for which the service-vesting conditions were deemed accelerated as a result of the Equity Acceleration Benefits shall be immediately forfeited and cancelled for no consideration.

4.          Waiver and Mutual Release of Claims.

(a) Employee General Release and Representation.

(i) In consideration of Section 4(b) of this Agreement, and subject to the performance by the Company of its obligations under Section 2(b) of this Agreement, Employee hereby releases and forever discharges as of the date hereof the Company, RSL, and each of their respective Affiliates, and all present, former and future respective direct and indirect owners, directors, officers, agents, representatives, employees, successors and assigns of each of them (collectively, the “Company Released Parties”) to the extent provided in this Section 4(a).  The Released Parties are intended third-party beneficiaries of this Section 4(a), and this Section 4 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Released Parties hereunder.

(ii) Employee understands that the Equity Acceleration Benefits represent, in part, consideration for signing this Agreement and are not salary, wages or benefits to which Employee was already entitled.  Employee understands and agree that Employee will not receive the Equity Acceleration Benefits unless Employee executes this Agreement and does not revoke this Agreement within the time period permitted hereafter or breach this Agreement.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by any member of the Company Group.

(iii) Except as provided in Section 4(a)(v) of this Agreement, and except for Sections 2(b) and 10 of this Agreement, Employee hereby knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Company Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Company Released Parties which Employee, or any of Employee’s heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of Employee’s initial dealings with the Company and its Affiliates to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to any Employment-Related Arrangement or Employee’s employment relationship with the Company or service relationship with RSL or any other member of the Company Group, the terms and conditions of that employment or service relationship, and the termination of that employment or service relationship (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Employee Order Programs; or their state or local counterparts; or under any other international, federal, state or local civil or human rights law, or under any other international, federal, state or local regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its Affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  Employee understands and intends that the release provided hereunder constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Section 4(a).

(iv) Employee represents that he has made no assignment or transfer of any Claim or other right, claim, demand, cause of action or other matter covered by Section 4(a)(iii) above.

(v) Employee agrees that this Section 4(a) does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 which arise after the date Employee executes this Agreement. Employee acknowledges and agrees that Employee’s separation from employment with the Company and cessation of service with RSL as contemplated hereunder shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(vi) Employee hereby agrees to waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the foregoing, Employee acknowledges that Employee is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

(vii) In signing this Agreement, Employee acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  Employee expressly consents that the waiver and general release under this Section 4(a) shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any international, state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  Employee acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement or the Employment Agreement.  Employee further agrees that in the event that Employee should bring a Claim seeking damages against any Company Released Party, or in the event that Employee should seek to recover against any Company Released Party in any Claim brought by a governmental agency on Employee’s behalf, this Agreement shall serve as a complete defense to such Claims to the maximum extent permitted by law.  Employee further agrees that Employee is not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Section 4(a)(iii) as of the execution of this Agreement.

(viii) Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Company Released Party or Employee of any improper or unlawful conduct.

(ix) Employee does not release any Claim Employee has to workers’ compensation benefits or vested benefits under any pension plan, employee benefit plan or any other plan or program of the Company, or any Claim that cannot be released under applicable law.

(x) Employee agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms of this Agreement, except to Employee’s immediate family and any tax, legal or other counsel that Employee has consulted regarding the meaning or effect hereof or as required by law, and Employee will instruct each of the foregoing not to disclose the same to anyone.  The Company agrees to disclose any such information only to those of its employees who have a need to know, tax, legal or other counsel of the Company, or as required by law.

(xi) Any non-disclosure provision in this Agreement does not prohibit or restrict Employee (or Employee’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity, or from reporting a violation of law or making a disclosure that is protected under the whistleblower protections of applicable law.

(xii) Employee acknowledges that Employee may hereafter discover Claims or facts in addition to or different than those which Employee now knows or believes to exist with respect to the subject matter of the release set forth in Section 4(a)(iii) above and which, if known or suspected at the time of entering into this Agreement, may have materially affected the release set forth herein and Employee’s decision to enter into this Agreement.

(xiii) Whenever possible, each provision of this Agreement (including this Section 4) shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(xiv) Employee has seven (7) calendar days from the date of Employee’s execution of this Agreement to revoke this Agreement (the “Revocation Period”) by delivering notice of revocation to Jo Chen, General Counsel (jo.chen@roivant.com) before the expiration of the Revocation Period.  If Employee revokes this Agreement during the Revocation Period, the terms of this Agreement, including but not limited to, the waiver and releases set forth in Sections 4(a) and 4(b) hereof and Employee’s right to receive the Equity Acceleration Benefits will be null and void and such benefits will be deemed forfeited in their entirety.

(b) Company General Release. In consideration of Employee’s representations and agreements herein and other valuable consideration, the Company hereby releases and forever discharges Employee from any and all claims, actions and causes of action arising from any event, condition, circumstance or obligation that occurred, existed or arose from the beginning of Employee’s initial dealings with the Company and its Affiliates to the date of this Agreement; provided, however, that the release set forth in this Section 4(b) will not apply to Employee’s obligations (whether express, incorporated or referenced herein, including under any of the agreements referenced in Section 6(b) of this Agreement), a breach of any representation, covenant, or obligation of Employee under this Agreement or any Claims which cannot be released under applicable law.

5.        Beneficial Ownership Reporting. Employee acknowledges and agrees that, from and after the Separation Date, (i) Employee shall be solely responsible for compliance with Employee’s obligations under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, any obligations to timely file reports of beneficial ownership of equity securities of RSL under Sections 13 and 16 of the Exchange Act and (ii) the Company and its Affiliates shall have no obligation to monitor or otherwise track Employee’s beneficial ownership of RSL equity securities for any purposes, including for purposes of Section 13 or 16 of the Exchange Act or otherwise provide assistance with respect to any of the foregoing.  To the extent requested in writing by the Company (on behalf of RSL) at any time following the Separation Date, Employee shall provide written certification to the Company as to whether Employee has timely filed all required reports under Section 16(a) of the Exchange Act to enable RSL to comply with its obligations under Item 405 of Regulation S-K.

6.          Entire Agreement.

(a) This Agreement constitutes the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Employee and the Company, relating to such subject matter, including but not limited to all of the Employment-Related Arrangements; provided, however, that those provisions of the Employment Agreement expressly preserved under this Agreement (including the Continuing Obligations and those other provisions of the Employment Agreement incorporated by reference herein) shall survive this Agreement and remain in full force and effect.

(b) Notwithstanding anything to the contrary herein, each of (i) the Lock-Up Agreement by and between RSL and Employee entered into as of May 1, 2021, (ii) the Lock-Up Agreement by and among Goldman Sachs & Co. LLC, SVB Securities LLC, Cowen and Company, LLC, Cantor Fitzgerald & Co. and Employee entered into as of February 2, 2023 and (iii) the agreements described in Section 16(i) and (ii) of the Employment Agreement, in each case shall each continue in full force and effect to the extent of, and in accordance with, the terms and conditions contained therein.

7.          Amendments and Waivers. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Employee and an expressly authorized representative of the Company.

8.          Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

9.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

10.        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of the law of any other jurisdiction.

11.         Miscellaneous.

(a)  Sections 6, 7, 9, 11, 12, 13, 15 and 16 of the Employment Agreement are hereby incorporated by reference into and deemed part of this Agreement and shall apply, mutatis mutandis, as if fully set forth in this Agreement.

(b)  Employee acknowledges and agrees that Employee has obtained no advice from the Company, or any of its officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Employee’s receipt of the payments, benefits and other consideration provided for in this Agreement.  Employee further acknowledges and agrees that Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Employee under this Agreement.

BY SIGNING THIS GENERAL RELEASE, EMPLOYEE REPRESENTS AND AGREES THAT:

(i)	EMPLOYEE HAS READ IT CAREFULLY;

(ii)
EMPLOYEE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT EMPLOYEE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	EMPLOYEE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

(iv)
EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND EMPLOYEE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, EMPLOYEE HAS CHOSEN NOT TO DO SO OF EMPLOYEE’S OWN VOLITION;

(v)
EMPLOYEE HAS HAD AT LEAST 21 DAYS FROM THE DATE OF HIS RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE EMPLOYEE’S RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT EMPLOYEE’S REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD; EMPLOYEE UNDERSTANDS THAT HE MAY EXECUTE THIS AGREEMENT LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREES THAT SUCH EXECUTION WILL REPRESENT EMPLOYEE’S KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;

(vi)	UNDERSTAND THAT EMPLOYEE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	EMPLOYEE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE EMPLOYEE WITH RESPECT TO IT;

(viii)
EMPLOYEE AGREES THAT THE PROVISIONS OF THIS AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EMPLOYEE;

(ix)
EMPLOYEE HAS NOT RELIED ON ANY REPRESENTATIONS, PROMISES, OR AGREEMENTS OF ANY KIND MADE TO EMPLOYEE IN CONNECTION WITH EMPLOYEE’S DECISION TO ACCEPT THIS AGREEMENT, EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT; AND

(x)	EMPLOYEE ACKNOWLEDGES THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ROIVANT SCIENCES, INC.

By:	/s/ Matthew Gline
Name: Matthew Gline
Title: Chief Executive Officer

Solely for purposes of Section 2(b) of this Agreement:

Roivant Sciences Ltd.

By:	/s/ Matt Maisak
Name: Matt Maisak
Title: COO, Roivant Platform

EMPLOYEE

By:	/s/ Vivek Ramaswamy
Name: Vivek Ramaswamy

EXHIBIT A

Eligible Equity Awards

Type of Award	Grant Date	Vesting Commencement Date	Common Shares Subject to the Award	Exercise/Hurdle Price
CVARs	March 26, 2020	December 27, 2019	9,782,292	$6.40 ($9.20 “knock-in condition”)
CVARs	March 26, 2020	December 27, 2019	12,073,846	$11.50
Performance Option	March 26, 2020	December 27, 2019	12,073,846	$12.68
Performance Option	March 26, 2020	December 27, 2019	9,782,292	$12.68
Performance Option	March 26, 2020	December 27, 2019	1,753,905	$13.78
Performance Option	March 26, 2020	December 27, 2019	5,915,052	$15.85